NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 434-5587

TEMPLE-INLAND ANNOUNCES FURTHER

REPOSITIONING OF MORTGAGE OPERATION

AUSTIN, TEXAS, November 29, 2005— Temple-Inland announced today plans to further reposition the mortgage origination activities within its wholly-owned subsidiary, Guaranty Bank. Guaranty Bank intends to sell its wholesale origination network and concentrate mortgage origination efforts on consumer direct mortgage lending available through its banking centers and restructured correspondent networks.

These actions, along with the repositioning efforts in fourth quarter 2004, will further reduce costs and exposure to changing market conditions, positioning financial services for continued strong financial performance. This repositioning is anticipated to be complete by year end 2005 and will result in the elimination of 250 positions. Excluding special charges associated with these repositioning activities, earnings in fourth quarter 2005 are expected to be comparable with fourth quarter 2004.

Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.